Exhibit 6.14

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

unSECURED CONVERTIBLE PROMISSORY NOTE

$500,000	October 25, 2017
Denver, Colorado

For value received, XTI Aircraft Company, a Delaware corporation (the “Company”), promises to pay to Robert Denehy (the “Holder”), the principal sum of Five Hundred Thousand and 00/xx US Dollars ($500,000). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 10.00% per annum, compounded annually; provided that on and after the Maturity Date (as defined below) or an Event of Default (as defined below), interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of this Note at a rate equal to 12.00% per annum. This Unsecured Convertible Promissory Note (the “Note”) is one of a number of promissory notes (collectively, the “Notes”) related to the offering described in that certain Subscription Agreement between the Company and Holder, dated October 25, 2017 (the “Subscription Agreement”). This Note is convertible into the Company’s Common Stock (“Shares”) at a price of $1.00 per Share (the “Conversion Price”). This Note is subject to the following terms and conditions:

1.          Maturity. Unless converted as provided herein, all principal and any accrued but unpaid interest under this Note shall be due and payable on the earlier of: (a) Thirty (30) days after the Company flies its 60% subscale prototype of the TriFan 600 aircraft; or (b) December 31, 2018 (the “Maturity Date”). Any time between the closing date under the Subscription Agreement and the Maturity Date, the Holder may elect to convert all or any portion of the principal amount of this Note into Shares, as set forth in Section 2, below. Subject to Section 2, below, interest shall accrue on this Note and shall be due and payable in full one year after the date of this Note, and on the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”): (a) any act of bankruptcy by the Company, (b) the execution by the Company of a general assignment for the benefit of creditors, (c) the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 60 days or more, (d) a material breach of this Note, or (e) a material breach of the Subscription Agreement, which is not cured within thirty (30) days of such breach.

2.          Conversion. At any time after the date of this Note and prior to the Maturity Date, the Holder may, at its sole discretion, provide written notice to the Company (the “Conversion Notice”) stating that the Holder desires to convert all or a portion of the Note into Shares, and specifying the dollar amount of the Note to be so converted. Such conversion shall be deemed to have been made on the date of the Company’s receipt of the Conversion Notice. The number of Shares to be issued upon conversion shall be equivalent to US$1.00 per Share (adjusted for stock splits, stock dividends, reclassifications and the like). At any time on or following the Maturity Date, if (i) this Note has not previously converted into Shares, (ii) this Note has not been repaid in full, and (iii) the Holder has not provided the Company with written notice prior to the Maturity Date of its desire for this Note to convert into Shares, the amount of the Note that has not been converted into Shares (the “Conversion Amount”) shall automatically, and without any further action required by the Holder, convert into Shares, effective on the Maturity Date. The number of Shares that the Conversion Amount shall convert into shall be the outstanding dollar amount remaining after prior conversions and repayments, if any, under this Note divided by the Conversion Price (as adjusted for stock splits, stock dividends, reclassifications and the like).

3.          Warrants. Within sixty (60) days after the date of this Note, the Company shall issue Warrants to the Holder to purchase 30% of the number of shares of Common Stock that could be purchased upon conversion of the face amount of the Note at an exercise price equal to 100% of the Conversion Price. The Warrants shall have a term of ten (10) years from the date of issuance and shall be exercisable on a cash basis.

4.          Liquidation Event. In the event of a Liquidation Event (as defined below) prior to repayment in full or conversion of this Note, immediately prior to such Liquidation Event, at the option of the Holder, the Conversion Amount of this Note will either be repaid in full or shall convert into the number of Shares determined in the same manner as set forth in Section 2, above. The effective date of any such conversion shall be the date of the Liquidation Event. The term “Liquidation Event” means any of the following actions by the Company: (a) applying for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (b) making a general assignment for the benefit of its creditors; (c) dissolution or liquidation; (d) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (e) taking any material action to effect any of the foregoing; (f) any Involuntary Bankruptcy or Insolvency Proceedings, which is defined as proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency, or other similar law now or hereafter in effect, and an order for relief entered or such proceeding has not be dismissed or discharged within sixty (60) days of commencement.

5.          Conversion Procedure.

(a)          Automatic Conversion. If all or a portion of this Note is converted pursuant to Section 2 or 3, the Company shall give written notice to the Holder, notifying the Holder of the conversion to be effected and specifying the amount of the Note (including outstanding principal and accrued but unpaid interest) to be converted, the applicable conversion price, the number of Shares to be issued and the date on which such conversion is expected to occur and calling upon such Holder to surrender the Note to the Company. Upon receipt of such notice, the Holder shall surrender this Note at the Company’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, the Holder shall deliver an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, the Holder shall surrender and cancel this Note. As soon as practicable after receipt of this Note for cancellation (or receipt of an indemnity agreement), the Company shall issue and deliver to such Holder, at the address requested by such Holder, a certificate or certificates for the number of Shares to which the Holder shall be entitled upon such conversion (bearing such legends as reasonably required by the Company and applicable state and federal securities laws in the opinion of counsel to the Company). Effective on and after the effective date of conversion under Sections 2 and 3, whichever is applicable, the person entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Shares.

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(b)          No Fractional Shares. No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of the principal amount of this Note into Shares, any interest accrued on this Note that is not by reason of Section 2 or 3 simultaneously converted into Shares shall be immediately paid to the Holder.

6.          Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to expenses owed to the Holder, then to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note at any time without penalty by providing all holders of the Notes thirty (30) days written notice of the Company’s request to prepay the Notes. The Holder may elect to convert the Note into Common Stock during such 30-day period by providing a Conversion Notice to the Company pursuant to Section 2, above.

7.          Taxes on Conversion. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of the Shares; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery of such Shares to any person other than the Holder.

8.          Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provisions(s), then (i) such provisions(s) shall be excluded from this Note, (ii) the balance of the Note shall be interpreted as if such provision(s) were so excluded, and (iii) the balance of the Note shall be enforceable in accordance with its terms.

9.          Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company; provided that the Holder may transfer this Note to any of its affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note (or a reasonable indemnity agreement if the Note is lost, stolen or destroyed) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Company cannot assign this Note or its obligations or rights hereunder without the approval of the Holder.

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10.         Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Holder shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

11.         Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon: (a) personal delivery to the party to be notified, (b) when sent, if received by electronic mail or facsimile during normal business hours of the recipient, and if not received during normal business hours, then on the recipient’s next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages hereto, or as subsequently modified by written notice.

12.         Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the holders of a majority of the outstanding amounts owed under all of the Notes; provided, that the following terms cannot be amended without the consent of the Holder: a reduction in the interest rate, accrued interest or principal amount owed on this Note or the convertibility price of this Note.

13.         Entire Agreement. This Note, together with the Subscription Agreement and the documents referred to therein, constitute the entire agreement between the Company and the Holder pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Company and the Holder are expressly canceled.

14.         Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

15.         Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Subscription Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

16.         Action to Collect on Note. If (i) (A) the Company breaches this Note or the Subscription Agreement or an Event of Default occurs and (B) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note (including settlement) or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other similar proceedings affecting rights of the Company creditors and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

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17.         Loss of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

the company:

XTI AIRCRAFT COMPANY

By:	/s/ Robert LaBelle
Name:	Robert LaBelle
Title:	Chief Executive Officer

Address:	Englewood, Colorado 80112
Email: rlabelle@xtiaircraft.com

ACCEPTED AND AGREED TO

THIS 25th DAY OF OCTOBER, 2017:

HOLDER:

/s/ Robert Michael Denehy
Signature

Name (typed):Robert Michael Denehy

Address:

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